UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FieldPoint Petroleum Corporation
(Exact Name of Registrant as Specified In Its Charter)

Colorado	84-0811034
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

             1703 Edelweiss Drive, Cedar Park, Texas 78613
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (512) 250-8692

If this form related to the
registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    X

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:
                                                                                                                           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, $.01 par value	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: N/A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.          Description of Registrant's Securities to Be Registered.

We are authorized to issue up to 75,000,000 shares of common stock, $.01 par value per share.

Common stock

          Each holder of our common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

          The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences, which may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as we may declare. Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Item 2.                 Exhibits.
Exhibit No.	Title

3.1	Articles of Incorporation (1)

4.1	Specimen Stock Certificate

(1)	Incorporated by reference from the Registrant's Registration Statement on Form S-2, dated August 1, 1980.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
FIELDPOINT PETROLEUM CORPORATION,
a Colorado corporation
(Registrant)

Dated: September 19, 2005	By: /s/ Ray D. Reaves, Jr. Ray D. Reaves, Jr., President